Exhibit 10.12

Beacon Research Partners LLC

4949 Hedgecoxe Rd., Ste #280

Plano, TX 75024

P: 469.252.3035

F: 214.453.4258

Research Coverage Contract

Term: 1 year

Company to be covered

Barnabus Energy Inc.

OTCBB:BBSE

This document is an agreement between Beacon Research Partners, LLC (BRP) and Barnabus Energy (BBSE) for the following services:

•

BRP will create a comprehensive initial investment report on BBSE. BRP will provide ongoing research coverage of BBSE for the term of one year from the issue date of the initial report. There will be a total of five (5) reports issued in this agreement: one (1) initial report and four (4) follow-up reports during the coverage period. Additional reports may be purchased at $3500 each plus applicable wire fees.

•	BRP assigns all rights of the complete research to Barnabus Energy for their use.
•	BRP will not be held liable for the accuracy of any information provided by BBSE.
•	BRP agrees to distribute all research materials to its internal database as well as on the Investrend network.

Compensation for this package will be one of the following

•	$18,000 cash, directly from Barnabus Energy

For the coverage term. The compensation is to be received prior to the issuance of any research materials.

Agreed:

Client	Title	Date
Kerry Nagy	Director	10/5/05

	Title	Date
Jeff Bishop, for Beacon Research Partners, LLC	Partner	10/5/05